Exhibit 5.1

Merck & Co., Inc. 2000 Galloping Hill Road Kenilworth, NJ 07033

August 12, 2019

Board of Directors

Merck & Co., Inc.

2000 Galloping Hill Road

Kenilworth, NJ 07033

Re:   Merck & Co., Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Corporate Secretary and Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Corporation”), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended (the “Securities Act”), of 111,000,000 shares of the common stock, $0.50 per value (the “Shares”), of the Corporation, which may be issued under the Merck & Co., Inc. 2019 Incentive Stock Plan (the “Plan”).

I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-8 relating to the Shares (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”), and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing examination and review, I advise you that, in my opinion, all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

I am admitted to the Bar of the District of Columbia, and States of Texas and New Jersey, as in-house counsel.  The opinions expressed herein are limited in all respects to the Business Corporation Act of the State of New Jersey.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

By:	/s/Geralyn S. Ritter

Geralyn S. Ritter